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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-08383 of Cymer, Inc. (successor to Cymer Laser Technologies) on Form S-1 of our report dated January 29, 1997 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change during 1994 in the Company's method of accounting for the accretion on the Company's Redeemable Convertible Preferred Stock), appearing in the Prospectus, which is part of such Registration Statement and to the reference to us under the heading "Selected Consolidated Financial Data" and "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP

San Diego, California
April 1, 1997